Rule 424(b)(5)
Registration No. 333-104574
PRICING SUPPLEMENT NO. 2
Dated August 4, 2005

To Prospectus Dated April 24, 2003 (the “Prospectus”)

WASHINGTON GAS LIGHT COMPANY
MEDIUM-TERM NOTES, SERIES G
DUE ONE YEAR OR MORE FROM DATE OF ISSUE
Principal Amount: $20,000,000

☑ Fixed Rate Note	☐ Floating Rate Note

☑ Book Entry Note	☐ Certificated Note

Issue Price (as a percentage of principal amount):	100%

Net Proceeds to Issuer:	$19,875,000

Original Issue Date:	August 9, 2005

Maturity Date:	August 9, 2015
Redemption:

☑ Optional Redemption:
Type:	☑ Make-whole redemption
Make-Whole Premium: 20 bps
☐ Other Redemption
Initial Redemption Price: _______________
Initial Redemption Date: _______________
Percentage amount by which Initial Redemption Price decreases each year: _______________
☐ Other Redemption
          Type: __________________________________
          Redemption price: _______________
          Redemption dates: Each payment date beginning _______________

Applicable Only to Fixed Rate Notes:
Interest Rate: 4.830%
First Interest Payment Date: September 15, 2005
Interest Payment Dates: March 15 and September 15
Applicable Only to Floating Rate Notes:

Base Rate:	Maximum Interest Rate:	_______________
☐ Commercial Paper Rate	Minimum Interest Rate:	_______________
☐ Prime Rate	Interest Reset Dates:	_______________
☐ CD Rate	Interest Reset Period:	_______________
☐ Federal Funds Effective Rate	Interest Payment Dates:	_______________
☐ LIBOR	Interest Payment Period:	_______________
☐ Treasury Rate	Interest Determination Dates:	_______________
☐ Other Rate

Initial Interest Rate:	_______________
Index Maturity:	_______________
Spread (plus or minus):	_______________
Spread Multiplier:	_______________
This Pricing Supplement relates to the original issuance and sale by Washington Gas Light Company of the Medium-Term Notes, Series G, described herein through J.P. Morgan Securities Inc. as Agents.
Proceeds from the sale of these notes will be used to reimburse Washington Gas Light Company’s treasury for funds previously expended for the advance refunding of higher coupon long-term debt.